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                                  EXHIBIT 99.1
         PRESS RELEASE OF ATRIUM COMPANIES, INC. DATED OCTOBER 26, 2000

Contact:          Jeff Hull
                  President
                  Atrium Companies, Inc.
                  (214) 630-5757

                     ATRIUM COMPANIES, INC. ANNOUNCES COMPLETION OF THE ACQUISITION OF ELLISON

            DALLAS, October 26 /PRNewswire/ -- Atrium Companies, Inc. ("Atrium"), a leading manufacturer and distributor of residential windows and patio doors, today announced it has completed the acquisition of the stock of Ellison Extrusion Systems, Inc. and substantially all of the operating assets of The Ellison Company, Inc.'s Windows and Doors Division (hereinafter collectively referred to as "Ellison"). The transaction is valued at approximately $125.3 million. The combination makes Atrium the largest non-wood window and patio door manufacturer in the United States, based on unit sales, with revenues of approximately $500 million and over 4,000 employees operating in more than 50 facilities nationwide.

            Ellison is a leading integrated extruder and fabricator of vinyl windows and is based in Welcome, North Carolina. Ellison serves both the replacement and new construction markets in the East, Southeast and Midwest utilizing a multi-brand strategy. As one of the largest vinyl window producers in the Southeast and one of the few vertically-integrated window manufacturers in the country with its own vinyl extrusion operations, Ellison enjoys a leading position in the market with national, as well as, regional customers.

            The transaction was comprised of approximately $98 million of cash and $27.3 million of Atrium's parent holding company stock. The cash portion of the purchase price and fees and expenses of $9.5 million were funded through a combination of debt and new equity, including $26 million of new equity from Atrium's current equity sponsors, $36.5 million of Senior PIK Notes issued by Atrium's parent and contributed to Atrium as equity, $24 million from the previously announced divestiture of Atrium's Wing Industries, Inc. and Patio Door assets and $21 million of senior debt borrowed from Atrium's current senior facility. As part of the transaction, John Ellison Jr., Chairman of The Ellison Company, Inc., became a stockholder in the combined company and a member of the Board of Directors of Atrium Companies, Inc.

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            Frank E. Sheeder, Atrium's Chief Executive Officer noted "not only does Ellison contribute geographic expansion and state-of-the-art facilities to Atrium, but it also further strengthens Atrium with an outstanding management team." Jeff L. Hull, Atrium's President adds, "we have spent a significant amount of time assessing the combination of Ellison with Atrium and the outstanding management team that Ellison brings to Atrium and we are very excited about the prospects and opportunities that such a complimentary combination brings to us". Daniel T. Morley, Chairman of Atrium and President of one of Atrium's equity sponsors, Ardshiel, Inc., also noted, "We are very pleased with the opportunity to bring the resources of Atrium together with Ellison, but we are also pleased that we have been able to structure the transaction not only to consummate the acquisition but also to strengthen our balance sheet through reduced leverage."

            Atrium, based in Dallas, Texas will hold a conference call Friday, October 27th at 10:00 a.m. CDT to discuss the completion of this acquisition. The call-in number is 800-288-8967 and reference the Atrium conference call.

            Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, as well as operating risks. Those and other risks are described in Atrium's filings with the Securities and Exchange Commission (the "SEC") made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from Atrium.